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Freeport-McMoRan Copper & Gold Inc.
Reports Fourth-Quarter and Twelve-Month 2006 Results

HIGHLIGHTS
▪
Fourth-quarter 2006 net income of $426 million, $1.99 per share, compared with net income of $463 million, $2.19 per share, for the fourth quarter of 2005. Net income of $1.4 billion, $6.63 per share, for 2006, compared with $935 million, $4.67 per share, for 2005.

▪
Fourth-quarter 2006 sales for PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, totaled 433 million pounds of copper and 508 thousand ounces of gold, compared with 468 million pounds of copper and 1.1 million ounces of gold in the fourth quarter of 2005.

▪
PT-FI’s share of 2006 sales totaled 1.2 billion pounds of copper and 1.7 million ounces of gold, compared with 1.5 billion pounds of copper and 2.8 million ounces of gold for 2005. PT-FI’s share of 2007 sales is projected to total 1.1 billion pounds of copper and 1.8 million ounces of gold.

▪
FCX’s operating cash flows approximated $798 million for the fourth quarter of 2006 and $1.9 billion for 2006. Capital expenditures totaled $73 million for the fourth quarter of 2006 and $251 million for 2006.

▪	Total cash as of December 31, 2006, was $907 million and debt totaled $680 million. Total debt was reduced by $576 million during 2006.
▪	Common stock dividends during the fourth quarter of 2006 totaled $357 million ($1.8125 per share), including a supplemental $295 million ($1.50 per share) dividend paid on December 29, 2006.
▪
During 2006, FCX completed financial transactions totaling $1.6 billion, including $576 million in debt reductions and $1.0 billion in cash to shareholders ($916 million, $4.75 per share, in common stock dividends and $100 million in common stock purchases).

▪	PT-FI’s share of estimated recoverable reserves as of December 31, 2006 totaled 38.7 billion pounds of copper and 41.1 million ounces of gold.
▪
Announced agreement to acquire Phelps Dodge for cash and stock in a $25.9 billion transaction, which would create the world’s largest publicly traded copper company. Transaction expected to close in March 2007.

NEW ORLEANS, LA, January 16, 2007 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported fourth-quarter 2006 net income applicable to common stock of $426.4 million, $1.99 per share, compared with net income of $463.2 million, $2.19 per share, for the fourth quarter of 2005. For the year ended December 31, 2006, FCX reported net income of $1.4 billion, $6.63 per share, compared with $934.6 million, $4.67 per share, for the year ended December 31, 2005.

Net income for 2006 included net losses of $73.9 million ($0.33 per share) on debt reductions and net gains of $29.7 million ($0.13 per share) at Atlantic Copper, FCX’s wholly owned Spanish smelting unit, from the disposition of land and certain royalty rights.

Net income for the fourth quarter of 2005 included net losses of $10.0 million ($0.05 per share) on debt reductions and a gain of $4.9 million ($0.02 per share) from the sale of land. Net income for 2005 included net losses of $42.9 million ($0.19 per share) on debt reductions.

SUMMARY FINANCIAL TABLE
	Fourth Quarter		Twelve Months
	2006	2005	2006		2005
	(In Thousands, Except Per Share Amounts)
Revenues	$1,642,127	$1,489,874	$5,790,500	(a)	$4,179,118	(a)
Operating income	862,236	929,693	2,868,747		2,177,286
Net income applicable to common stock(b), (c)	426,442	463,180	1,396,009	(a), (d)	934,627	(a)
Diluted net income per share
of common stock(b), (c), (e)	$1.99	$2.19	$6.63	(a), (d)	$4.67	(a)

Diluted average common shares outstanding(e)	221,690	221,025	221,498		220,470

a)
Includes losses on the redemption of Silver-Denominated Preferred Stock totaling $13.3 million ($7.0 million to net income or $0.03 per share) in the 2006 twelve-month period, compared with $5.0 million ($2.6 million to net income or $0.01 per share) in the 2005 period. Also includes a loss on the redemption of Gold-Denominated Preferred Stock, Series II totaling $69.0 million ($36.6 million to net income or $0.17 per share) in the 2006 twelve-month period.

b)	After preferred dividends.
c)
Includes losses on the early extinguishment and conversion of debt totaling $13.8 million ($10.0 million to net income or $0.05 per share) in the 2005 fourth quarter, $32.0 million ($30.3 million to net income or $0.14 per share) in the 2006 twelve-month period and $52.2 million ($40.2 million to net income or $0.18 per share) in the 2005 twelve-month period.

d)	Includes net gains from the disposition of land and certain royalty rights owned by Atlantic Copper totaling $29.7 million ($0.13 per share) in the 2006 twelve-month period.
e)	Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock. See Note f on page III.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “We are pleased with the continuation of strong performance from the Grasberg minerals district, which together with strong copper and gold prices resulted in record financial results in 2006. We look forward to completing the Phelps Dodge transaction in the first quarter, which will allow our shareholders to benefit from the combined company’s portfolio of diverse operations, growth projects and long-lived reserves. We are positive about the outlook for our industry and the opportunities available from the combined company’s assets.”

PT-FI PRODUCTION AND SALES
PT-FI’s share of fourth-quarter 2006 sales totaled 432.5 million pounds of copper and 507.5 thousand ounces of gold, exceeding previous estimates reported in October 2006 of 415 million pounds of copper and 470 thousand ounces of gold.

	Fourth Quarter		Twelve Months
	2006	2005	2006		2005
Copper (000s of recoverable pounds):
Production	435,200	473,500	1,201,200		1,455,900
Sales	432,500	468,400	1,201,400		1,456,500
Average realized price per pound	$2.88	$2.02	$3.13		$1.85
Gold (recoverable ounces):
Production	514,000	1,116,600	1,731,800		2,789,400
Sales	507,500	1,103,500	1,736,000		2,790,200
Average realized price per ounce	$627.71	$494.01	$566.51	(a)	$456.27

a)	Amount was $606.36 before revenue reduction resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

In the fourth quarter of 2006, copper ore grades averaged 1.08 percent and recovery rates averaged 89.5 percent, compared with 1.31 percent and 91.1 percent for the fourth quarter of 2005. Gold ore grades averaged 0.95 grams per metric ton (g/t) and recovery rates averaged 84.2 percent in the fourth quarter of 2006, compared with 2.33 g/t and 84.0 percent for the fourth quarter of 2005. Average ore grades improved during the fourth quarter of 2006, compared to the first nine months of 2006. Copper and gold ore grades are projected to be higher in the first half of 2007 than in the second half because of mine sequencing, with approximately 63 percent of copper and approximately 81 percent of gold expected to be sold in the first half of the year. First-quarter 2007 sales are estimated to be the highest of the year, approximating 400 million pounds of copper and 850,000 ounces of gold.

Mill throughput, which varies depending on ore types being processed, averaged 246,500 metric tons of ore per day in the fourth quarter of 2006, compared with 236,900 metric tons of ore in the fourth quarter of 2005.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 42,600 metric tons of ore per day in the fourth quarter of 2006, representing 17 percent of mill throughput. DOZ continues to perform above design capacity of 35,000 metric tons of ore per day. PT-FI is expanding the capacity of the DOZ underground operation to a sustained rate of 50,000 metric tons per day with the installation of a second crusher and additional ventilation, expected to be completed in mid-2007. PT-FI anticipates a further expansion of the DOZ mine to 80,000 metric tons per day. The DOZ mine is one of the world’s largest underground mines.

Realized copper prices improved by 43 percent to an average of $2.88 per pound in the fourth quarter of 2006 from $2.02 per pound in the fourth quarter of 2005. The spot copper price on the London Metal Exchange closed at $2.55 per pound on January 15, 2007. Realized gold prices improved by 27 percent to an average of $627.71 per ounce in the fourth quarter of 2006 from $494.01 per ounce in the fourth quarter of 2005. The London P.M. gold fixing price closed at $627.00 per ounce on January 15, 2007.

FCX’s concentrate sales for the fourth quarter of 2006 included 346.4 million pounds of copper, priced at an average of $2.87 per pound, subject to final pricing over the next several months. Each $0.05 change in the price realized from the December 31 price would result in an approximate $9 million effect on FCX’s 2007 net income. Fourth-quarter 2006 adjustments to concentrate sales recognized in prior quarters decreased revenues by $70.8 million ($37.6 million to net income or $0.17 per share) compared with an increase of $59.3 million ($31.4 million to net income or $0.14 per share) in the fourth quarter of 2005.

PT-FI’s share of annual sales in 2007 is currently projected to approximate 1.1 billion pounds of copper and 1.8 million ounces of gold. Annual sales over the five-year period from 2007 to 2011 are expected to average approximately 1.2 billion pounds of copper and 1.8 million ounces of gold. At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold. The achievement of PT-FI’s sales estimates will be dependent, among other factors, on the achievement of targeted mining rates, the successful operation of PT-FI production facilities, the impact of weather conditions at the end of fiscal periods on concentrate loading activities and other factors.

PT-FI’s mine plans are based on latest available data and studies, which take into account factors such as mining and milling rates, ore grades and recoveries, economic conditions and geological/geotechnical considerations. PT-FI updates these plans to incorporate new data and conditions, with the objective of operating safely, managing risks and maximizing economic values.

PT-FI recently completed an analysis of its longer-range mine plans to assess the optimal design of the Grasberg open pit and the timing of development of the Grasberg underground block cave ore body. The analysis incorporated the latest geological and geotechnical studies, costs and other economic factors in developing the optimal timing for transitioning from the open pit to underground. The revised long-range plan includes changes to the expected final Grasberg open-pit design which will result in a section of high grade ore previously expected to be mined in the open pit to be mined in the Grasberg underground block cave mine. Approximately 100 million metric tons of high grade ore in the southwest corner (located in the "8 South" pushback) of the open pit, with aggregate recoverable metal approximating 4 billion pounds of copper and 5 million ounces of gold, is expected to be mined through PT-FI's large scale block caving operations rather than from open-pit mining. The revised mine plan reflects a transition from the Grasberg open pit to the Grasberg underground block cave ore body in mid-2015.

The mine plan revisions alter the timing of metal production in the period of 2015 and beyond but do not have a significant effect on ultimate recoverable reserves. The success of PT-FI's underground operations and the significant progress to establish underground infrastructure provides confidence in developing the high-grade, large-scale underground ore bodies in the Grasberg minerals district. PT-FI will continue to assess opportunities to optimize the long-range mine plans and net present values of the Grasberg minerals district.

UNIT NET CASH COSTS
	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Per pound of copper:
Site production and delivery, after adjustments	$0.77	$0.62	$1.03	$0.65
Gold and silver credits	(0.77)	(1.19)	(0.93)	(0.89)
Treatment charges	0.33	0.27	0.40	0.24
Royalties	0.11	0.10	0.10	0.07
Unit net cash costs (credits) (a)	$0.44	$(0.20)	$0.60	$0.07

a)
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash costs, including gold and silver credits, averaged $0.44 per pound of copper during the fourth quarter of 2006, compared with a credit of $0.20 per pound in the 2005 quarter. The higher unit net cash costs in the 2006 quarter compared with the 2005 quarter primarily reflect lower copper and gold volumes, and the factors resulting in an increase in the 2006 annual period include higher unit production costs (resulting from lower volumes, higher input costs and the impact of changes in accounting for stripping costs) and higher treatment charges and royalties attributable to increased copper prices. Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.

On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs be included in costs of sales as incurred beginning in 2006. Upon adoption of EITF 04-6, FCX eliminated its deferred mining cost asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment which reduced its retained earnings on January 1, 2006. Unit site production and delivery costs include the amortization of previously deferred mining costs of $0.01 per pound ($3.7 million) in the fourth quarter of 2005 and are net of deferred mining costs of $0.05 per pound ($64.9 million) in the 2005 twelve-month period.

Assuming 2007 average copper prices of $2.50 per pound and average gold prices of $600 per ounce and achievement of current 2007 sales estimates, PT-FI estimates that its annual 2007 unit net cash costs, including gold and silver credits, would approximate $0.63 per pound. Estimated unit net cash costs for 2007 are projected to be slightly higher than the 2006 average, primarily because of lower 2007 copper sales volumes partially offset by lower treatment charges and higher gold credits. Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and will therefore be lower during the first half of 2007 and higher during the second half compared to the projected annual average. Unit net cash costs for 2007 would change by approximately $0.04 per pound for each $25 per ounce change in the average price of gold.

SMELTER OPERATIONS
FCX’s investment in smelters serves an important role in its concentrate marketing strategy. Through downstream integration, FCX assures placement of a significant portion of its concentrate production. Taking into account taxes and minority interests, an equivalent change in PT-FI and Atlantic Copper treatment charges essentially offset in FCX's operating results. Treatment charges consist of a base rate and, in certain contracts, price participation based on copper prices. Essentially all of PT-FI's concentrate is sold under long-term contracts.

Atlantic Copper treated 229,600 metric tons of concentrate and scrap in the fourth quarter of 2006, compared with 259,100 metric tons in the year-ago period. Atlantic Copper produced 133.4 million pounds of cathodes and sold 136.3 million pounds of cathodes during the fourth quarter of 2006, compared with cathode production of 137.6 million pounds and sales of 136.7 million pounds during the fourth quarter of 2005. Treatment charges received by Atlantic Copper averaged $0.37 per pound during the fourth quarter of 2006 and $0.27 per pound during the fourth quarter of 2005. The increase in treatment charges in the 2006 period reflects higher market rates and price participation under the terms of Atlantic Copper’s concentrate purchase and sales agreements. Cathode cash unit costs averaged $0.21 per pound in the fourth quarter of 2006 and $0.17 per pound in the fourth quarter of 2005 (see attached presentation, “Cathode Cash Unit Costs”). Higher unit costs in the 2006 period primarily reflect the impact of lower anode volumes and exchange rate movements.

Atlantic Copper’s operating income of $19.1 million for the fourth quarter of 2006 approximated operating income for the 2005 period. For the year 2006, Atlantic Copper generated $74.5 million in operating income, compared with $34.8 million in 2005. The positive results in 2006 primarily reflect higher treatment charges, partly offset by lower volumes. Each $0.01 change in treatment charge rates equates to approximately $6 million of Atlantic Copper annual operating income. Atlantic Copper is planning a 23-day maintenance turnaround beginning in the second quarter of 2007, which is expected to adversely affect costs and volumes resulting in an approximate $25 million impact on 2007 operating results.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 100,700 metric tons of concentrates in the fourth quarter of 2006, compared with 228,800 metric tons in the year-ago period. In October 2006, PT Smelting temporarily suspended smelter operations following an equipment failure at the oxygen plant supplying the smelter. PT Smelting resumed operations in mid-December 2006. During 2006, PT Smelting completed an expansion of its production capacity from 250,000 metric tons of copper metal per year to 275,000 metric tons of copper metal per year. PT Smelting produced 82.3 million pounds of cathodes for the fourth quarter of 2006, compared with cathode production of 145.4 million pounds during the fourth quarter of 2005. PT Smelting’s cathode cash unit cost per pound totaled $0.23 per pound in the fourth quarter of 2006 and $0.17 per pound in the year-ago period (see attached presentation, “Cathode Cash Unit Costs”), primarily reflecting the impact of lower volumes in 2006. PT-FI’s equity interest in PT Smelting’s losses totaled $0.6 million, $0.5 million to net income or less than $0.01 per share, in the fourth quarter of 2006, compared to earnings of $2.8 million, $2.3 million to net income or $0.01 per share, in the 2005 quarter. For the year 2006, PT-FI’s equity interest in PT Smelting’s earnings totaled $6.5 million, $5.3 million to net income or $0.02 per share, and $9.3 million, $7.6 million to net income or $0.03 per share in 2005.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur. Changes in these net deferrals resulted in additions to FCX’s net income totaling $4.1 million, $0.02 per share, in the fourth quarter of 2006 and $17.1 million, $0.08 per share, for the year 2006. FCX’s net income for 2005 was reduced by $67.8 million, $0.31 per share, for changes in intercompany profits, in the fourth quarter and $77.8 million, $0.35 per share, for the year. At December 31, 2006, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interests sharing totaled $100.8 million. Based on copper prices of $2.50 per pound and gold prices of $600 per ounce for 2007 and current shipping schedules, FCX estimates that the net change in deferred profits on intercompany sales will result in a decrease to net income of approximately $60 million in the first quarter of 2007. The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

RESERVE CHANGES, EXPLORATION and MINE DEVELOPMENT ACTIVITIES

	Aggregate Reserves			PT-FI’s Share
	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)	Copper (billions of lbs)	Gold (millions of ozs)	Silver (millions of ozs)
Reserves - December 31, 2005	56.6	58.0	180.8	40.3	43.9	127.0
Net revisions	(0.5)	(1.8)	8.0	(0.4)	(1.1)	4.8
Production	(1.3)	(1.8)	(4.3)	(1.2)	(1.7)	(3.8)
Reserves - December 31, 2006	54.8	54.4	184.5	38.7	41.1	128.0

During 2006, PT-FI added 41.8 million metric tons of ore averaging 0.67 percent copper and 0.70 g/t gold associated with positive drilling results at the Mill Level Zone and Deep Mill Level Zone deposits, a 387-million-metric-ton complex with average grades of 1.02 percent copper and 0.81 g/t gold. PT-FI’s reserve estimates also reflect revisions resulting from changes to its long-range mine plans. Year-end 2006 aggregate proven and probable recoverable reserves, net of 2006 production, were 2.8 billion metric tons of ore averaging 1.04 percent copper, 0.90 g/t gold and 4.16 g/t silver. Estimated recoverable reserves were assessed using a copper price of $1.00 per pound and a gold price of $400 per ounce.

Pursuant to joint venture arrangements between PT-FI and Rio Tinto, Rio Tinto has a 40 percent interest in production from reserves above those reported at December 31, 1994. Net of Rio Tinto’s share, PT-FI’s share of proven and probable recoverable reserves as of December 31, 2006, was 38.7 billion pounds of copper, 41.1 million ounces of gold and 128.0 million ounces of silver. FCX has a 90.6 percent equity interest in PT-FI’s share of proven and probable reserves.

PT-FI’s exploration efforts in 2007 will continue to test extensions of the Deep Grasberg and Kucing Liar mine complex. Engineering studies are under way to incorporate positive drilling results from 2006 activities at Deep Grasberg and Kucing Liar. PT-FI also expects to test the open-pit potential of the Wanagon gold prospect and the Ertsberg open-pit resource, and will begin testing for extensions of the Deep MLZ deposit and other targets in the gap between the Ertsberg and Grasberg mineral systems from the new Common Infrastructure tunnels located at the 2,500 meter level. During 2007, FCX plans to resume exploration activities, which had been suspended in recent years, in certain prospective areas outside Block A. FCX’s exploration expenditures are expected to approximate $25 million in 2007.

In 2004, PT-FI commenced its Common Infrastructure project, which will provide access to its large undeveloped underground ore bodies located in the Grasberg minerals district through a tunnel system located approximately 400 meters deeper than its existing underground tunnel system. In addition to providing access to its underground ore bodies, the tunnel system will enable PT-FI to conduct future exploration in prospective areas associated with its currently identified ore bodies. The tunnel system has reached the Big Gossan terminal and PT-FI is proceeding with development of the lower Big Gossan infrastructure. PT-FI has also advanced development of the Deep Grasberg spur and has completed 67 percent of the tunneling required to reach the Grasberg underground ore body. PT-FI expects the Deep Grasberg spur to reach the Grasberg underground ore body in the second half of 2007 and will begin multi-year mine development activities.

The Big Gossan underground mine is a high-grade deposit located near the existing milling complex. Remaining capital expenditures for the $260 million Big Gossan project to be incurred over the next few years total approximately $185 million, $175 million net to PT-FI, with a ramp-up to full production of 7,000 metric tons per day by 2010 (average annual aggregate incremental production approximating 135 million pounds of copper and 65,000 ounces of gold, with PT-FI receiving 60 percent of these amounts).

As discussed above, PT-FI is expanding the DOZ underground mine to 50,000 metric tons of ore per day from the current capacity of 35,000 metric tons per day. The 50,000 metric tons per day expansion is on track for completion in mid-2007. PT-FI anticipates expanding this mine further to 80,000 metric tons of ore per day. The success of the development of the DOZ mine, one of the world’s largest underground operations, provides confidence in the future development of PT-FI’s large scale undeveloped ore bodies.

CASH FLOWS, DEBT REDUCTION and FINANCIAL TRANSACTIONS
FCX generated operating cash flows totaling $798.0 million during the fourth quarter of 2006 and $1.87 billion for 2006. Capital expenditures totaled $72.5 million for the fourth quarter of 2006 and $250.5 million for 2006. FCX’s capital expenditures for 2007 are currently estimated to approximate $400 million.

Using estimated sales volumes for 2007 and assuming average prices of $2.50 per pound of copper and $600 per ounce of gold for 2007, FCX’s operating cash flows would exceed $1.3 billion in 2007. Each $0.10 per pound change in copper prices would affect 2007 cash flows by approximately $55 million and each $25 per ounce change in gold prices would affect 2007 cash flows by approximately $23 million.

As of December 31, 2006, total cash was $907.5 million and debt totaled $680.1 million. Total debt was reduced by $575.8 million in 2006, including $316.6 million from the conversions of FCX’s 7% Convertible Senior Notes due 2011 into common stock and $167.4 million from the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

Common stock dividends during the fourth quarter of 2006 totaled $357.0 million ($1.8125 per share), including a supplemental dividend of $1.50 per share paid on December 29, 2006. In 2006, FCX completed approximately $1.6 billion in financial transactions, including debt reductions totaling $575.8 million, common stock dividends totaling $915.8 million ($4.75 per share, including $3.50 per share in supplemental dividends) and $99.8 million in common stock purchases. Since December 2004, FCX has paid eight supplemental dividends totaling $994.8 million ($5.25 per share).

FCX has purchased a total of 7.8 million shares for $279.5 million (average of $36.05 per share) under its Board authorized 20-million share open market purchase program. As of January 15, 2007, 12.2 million shares remain available for purchase under the program. As of December 31, 2006, FCX had 197.0 million common shares outstanding.

PENDING ACQUISITION of PHELPS DODGE
On November 19, 2006, FCX and Phelps Dodge Corporation (NYSE:PD) announced that they had signed a definitive merger agreement whereby FCX will acquire Phelps Dodge for approximately $25.9 billion in cash and stock, based on FCX’s closing stock price on November 17, 2006, creating the world’s largest publicly traded copper company. The combined company will be a new industry leader with large, long-lived, geographically diverse assets and significant proven and probable reserves of copper, gold and molybdenum.

Completion of the transaction is subject to a number of conditions, including receipt of FCX and Phelps Dodge shareholder approval and regulatory approvals. U.S. authorities granted early termination of the waiting period under the Hart Scott Rodino Act in late December and we are working to obtain regulatory approval from the European Commission. Shareholder meetings to approve the transaction will be scheduled upon the effectiveness of the registration statement filed with the Securities and Exchange Commission on December 11, 2006. The transaction is expected to close in March 2007.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected treatment charge rates, projected operating cash flows, projected capital expenditures, the impact of copper and gold price changes, the impact of changes in deferred intercompany profits on earnings and the merger with Phelps Dodge. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. The declaration and payment of dividends is at the discretion of the company’s Board of Directors and will depend on the company’s cash flows and financial position, copper and gold prices and general economic and market conditions. FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs (credits) per pound of copper and cathode cash unit cost per pound of copper. As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.” A conference call with securities analysts about fourth-quarter 2006 results is scheduled for today at 10:00 a.m. EDT. The conference call will be broadcast on the Internet along with slides. Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, February 9, 2007.

Important Information for Investors and Stockholders: FCX and Phelps Dodge filed a joint proxy statement/prospectus with the SEC in connection with the proposed merger on December 11, 2006. FCX and Phelps Dodge urge investors and stockholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information.

Investors and stockholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by FCX will be available free of charge on the investor relations portion of the FCX web site at www.fcx.com. Documents filed with the SEC by Phelps Dodge will be available free of charge on the investor relations portion of the Phelps Dodge web site at www.phelpsdodge.com.

FCX and certain of its directors and executive officers are participants in the solicitation of proxies from the stockholders of FCX in connection with the merger. Information concerning the interests of FCX’s directors and executive officers in FCX is set forth in the proxy statement for FCX’s 2006 annual meeting of stockholders, which was filed with the SEC on March 22, 2006. Phelps Dodge and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. Information concerning the interests of Phelps Dodge’s directors and executive officers in Phelps Dodge is set forth in the proxy statement for Phelps Dodge’s 2006 annual meeting of shareholders, which was filed with the SEC on April 13, 2006.

Other information regarding the direct and indirect interests, by security holdings or otherwise, of the participants is described in the definitive joint proxy statement/prospectus relating to the merger. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of FCX’s and Phelps Dodge’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus.

# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 1 of 2)

	Fourth Quarter		Twelve Months
	2006	2005	2006		2005
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	435,200	473,500	1,201,200		1,455,900
Production (metric tons)	197,400	214,800	544,900		660,400
Sales (000s of pounds)	432,500	468,400	1,201,400		1,456,500
Sales (metric tons)	196,100	212,500	544,900		660,700
Average realized price per pound	$2.88	$2.02	$3.13		$1.85
Gold (recoverable ounces)
Production	514,000	1,116,600	1,731,800		2,789,400
Sales	507,500	1,103,500	1,736,000		2,790,200
Average realized price per ounce	$627.71	$494.01	$566.51	[a]	$456.27
Silver (recoverable ounces)
Production	1,191,500	1,361,600	3,797,900		4,742,400
Sales	1,167,800	1,341,100	3,806,200		4,734,600
Average realized price per ounce	$12.93	$7.97	$8.59	[b]	$6.36	[b]

PT Freeport Indonesia, 100% Aggregate
Ore milled (metric tons per day)	246,500	236,900	229,400		216,200
Average ore grade
Copper (percent)	1.08	1.31	0.85		1.13
Gold (grams per metric ton)	0.95	2.33	0.85		1.65
Gold (ounce per metric ton)	0.031	0.075	0.027		0.053
Silver (grams per metric ton)	3.87	5.36	3.84		4.88
Silver (ounce per metric ton)	0.124	0.172	0.123		0.157
Recovery rates (percent)
Copper	89.5	91.1	86.1		89.2
Gold	84.2	84.0	80.9		83.1
Silver	66.5	62.7	52.3		58.2
Copper (recoverable)
Production (000s of pounds)	468,800	554,700	1,299,500		1,688,900
Production (metric tons)	212,600	251,600	589,400		766,100
Sales (000s of pounds)	465,900	548,900	1,300,000		1,689,400
Sales (metric tons)	211,400	249,000	589,700		766,300
Gold (recoverable ounces)
Production	571,300	1,357,600	1,824,100		3,439,600
Sales	564,200	1,341,600	1,831,100		3,437,800
Silver (recoverable ounces)
Production	1,601,800	1,914,000	4,313,100		5,791,400
Sales	1,592,100	1,897,100	4,314,800		5,795,200

a.	Amount was $606.36 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
b.	Amounts were $11.92 for the 2006 twelve-month period and $7.38 for the 2005 twelve-month period before losses resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(Page 2 of 2)

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
Atlantic Copper
Concentrate and scrap treated (metric tons)	229,600	259,100	953,700	975,400
Anodes
Production (000s of pounds)	137,100	157,500	581,300	626,600
Production (metric tons)	62,200	71,400	263,700	284,200
Sales (000s of pounds)	2,100	21,000	59,800	85,100
Sales (metric tons)	900	9,500	27,100	38,600
Cathodes
Production (000s of pounds)	133,400	137,600	518,900	545,300
Production (metric tons)	60,500	62,400	235,400	247,300
Sales (000s of pounds)	136,300	136,700	529,200	548,600
Sales (metric tons)	61,800	62,000	240,000	248,800
Gold sales in anodes and slimes (ounces)	97,300	120,200	666,500	542,800
Cathode cash unit cost per pound[a]	$0.21	$0.17	$0.20	$0.17

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	100,700	228,800	737,500	908,900
Anodes
Production (000s of pounds)	61,100	154,800	443,500	606,300
Production (metric tons)	27,700	70,200	201,200	275,000
Cathodes
Production (000s of pounds)	82,300	145,400	479,700	579,700
Production (metric tons)	37,300	65,900	217,600	262,900
Sales (000s of pounds)	89,400	147,000	483,700	580,900
Sales (metric tons)	40,500	66,700	219,400	263,500
Cathode cash unit cost per pound[b]	$0.23	$0.17	$0.20	$0.13

a.
For a reconciliation of cathode cash unit cost per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

b.
For a reconciliation of cathode cash unit cost per pound to equity in PT Smelting’s earnings (losses) reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Unit Costs.”

II

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues[a]	$1,642,127	$1,489,874	$5,790,500	$4,179,118
Cost of sales:
Production and delivery[b]	649,950	447,672 [c]	2,524,857	1,637,632 [c]
Depreciation and amortization	80,139	78,781	227,571	251,512
Total cost of sales	730,089	526,453	2,752,428	1,889,144
Exploration expenses[b]	3,560	2,382	12,255	8,803
General and administrative expenses[b,d]	46,242	31,346	157,070	103,885
Total costs and expenses	779,891	560,181	2,921,753	2,001,832
Operating income	862,236	929,693	2,868,747	2,177,286
Equity in PT Smelting earnings (losses)	(583)	2,829	6,490	9,302
Interest expense, net	(13,336)	(25,469)	(75,587)	(131,639)
Gains (losses) on early extinguishment and
conversion of debt	77	(13,831)	(32,049)	(52,210)
Gains on sales of assets	946	6,631	30,635 [e]	6,631
Other income, net	10,420	7,868	27,635	27,568
Income before income taxes and minority interests	859,760	907,721	2,825,871	2,036,938
Provision for income taxes	(365,365)	(375,644)	(1,201,175)	(915,068)
Minority interests in net income of consolidated
subsidiaries	(52,828)	(53,772)	(168,187)	(126,743)
Net income	441,567	478,305	1,456,509	995,127
Preferred dividends	(15,125)	(15,125)	(60,500)	(60,500)
Net income applicable to common stock	$426,442	$463,180	$1,396,009	$934,627

Net income per share of common stock:
Basic	$2.17	$2.50	$7.32	$5.18
Diluted[f]	$1.99	$2.19	$6.63	$4.67
Average common shares outstanding:
Basic	196,945	185,542	190,730	180,270
Diluted[f]	221,690	221,025	221,498	220,470
Dividends paid per share of common stock	$1.8125	$0.75	$4.75	$2.50

a.
Includes positive (negative) adjustments to prior period concentrate sales totaling $(70.8) million for the 2006 quarter, $59.3 million for the 2005 quarter, $138.5 million for the year ended December 31, 2006, and $8.6 million for the year ended December 31, 2005.

b.
On January 1, 2006, FCX adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” or “SFAS 123R.” Incremental costs associated with adoption of SFAS 123R totaled $6.2 million ($3.5 million to net income) in the 2006 quarter and $27.8 million ($16.1 million to net income) for the year ended December 31, 2006. Total stock-based compensation costs follow (in millions):

			Years Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005
Production and delivery costs	$7.3	$2.9	$25.1	$7.3
Exploration expenses	0.3	-	1.3	-
General and administrative expenses	9.2	5.7	30.3	16.2
Total stock-based compensation costs	$16.8	$8.6	$56.7	$23.5

c.
Includes $3.7 million for the 2005 quarter for amortization of deferred mining costs. Amount is net of deferred mining costs of $64.9 million for the year ended December 31, 2005. On January 1, 2006, FCX adopted new accounting rules, described in Note a on page IV, which require that stripping costs incurred during production be charged to cost of sales as incurred.

d.
Includes Rio Tinto’s share of joint venture reimbursements for employee stock option exercises which decreased general and administrative expenses by $0.5 million for the 2006 quarter, $3.3 million for the 2005 quarter, $6.5 million for the year ended December 31, 2006, and $9.2 million for the year ended December 31, 2005.

e.	Includes gains from the disposition of certain nonoperating assets owned by Atlantic Copper.
f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of net interest expense and dividends and the inclusion of shares as shown below (in millions):

			Years Ended
	Fourth Quarter		December 31,
	2006	2005	2006	2005
Interest expense, net	$0.1	$5.4	$12.7	$35.1
Preferred dividends	$15.1	$15.1	$60.5	$60.5
Shares	23.0	33.0	29.2	38.0

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$907,464		$763,599
Accounts receivable	485,769		687,969
Inventories	724,248		565,019
Prepaid expenses and other	33,556		5,795
Total current assets	2,151,037		2,022,382
Property, plant, equipment and development costs, net	3,098,502		3,088,931
Deferred mining costs	-	[a]	285,355	[a]
Other assets	105,910		119,999
Investment in PT Smelting	34,353		33,539
Total assets	$5,389,802		$5,550,206

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$520,212		$491,385
Accrued income taxes	164,387		327,041
Unearned customer receipts	125,763		57,184
Rio Tinto share of joint venture cash flows	69,289		125,809
Accrued royalties payable	51,382		61,818
Accrued interest payable	22,300		32,034
Current portion of long-term debt and short-term borrowings	19,116		253,350
Total current liabilities	972,449		1,348,621
Long-term debt, less current portion:
Senior notes	612,900		624,365
Equipment and other loans	41,021		54,529
Convertible senior notes	7,071		323,667
Atlantic Copper debt	7		37
Total long-term debt, less current portion	660,999		1,002,598
Accrued postretirement benefits and other liabilities	297,915	[b]	230,616
Deferred income taxes	800,310		902,386
Minority interests	213,028		222,991
Stockholders’ equity:
Convertible perpetual preferred stock	1,099,985		1,100,000
Class B common stock	30,992		29,696
Capital in excess of par value of common stock	2,668,109		2,212,246
Retained earnings	1,414,817	[a]	1,086,191
Accumulated other comprehensive (loss) income	(19,854)[b]		10,749
Common stock held in treasury	(2,748,948)		(2,595,888)
Total stockholders’ equity	2,445,101		1,842,994
Total liabilities and stockholders’ equity	$5,389,802		$5,550,206

a.
On January 1, 2006, FCX adopted Emerging Issues Task Force Issue No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry” (EITF 04-6), which requires that stripping costs incurred during production be considered costs of the extracted minerals and included as a component of inventory to be recognized in cost of sales in the same period as the revenue from the sale of inventory. Upon adoption of EITF 04-6, FCX recorded its deferred mining costs asset ($285.4 million) at December 31, 2005, net of taxes, minority interest share and inventory effects ($135.9 million), as a cumulative effect adjustment to reduce its retained earnings on January 1, 2006. In addition, stripping costs incurred in 2006 and later periods are now charged to cost of sales as incurred. Adoption of the new guidance has no impact on FCX’s cash flows.

b.
Effective December 31, 2006, FCX adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which requires companies to recognize the funded status of its benefit plans in its statement of financial position. The most significant impacts of adopting SFAS 158 were to increase accrued postretirement benefits and accumulated other comprehensive losses by approximately $25 million.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Years Ended December 31,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net income	$1,456,509	$995,127
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	227,571	251,512
Minority interests’ share of net income	168,187	126,743
Deferred income taxes	15,743	(32,347)
Stock-based compensation	55,443	21,168
Long-term compensation and postretirement benefits	29,103	7,819
Losses on early extinguishment and conversion of debt	32,049	52,210
Gains on sales of assets	(30,635)	(6,631)
Equity in PT Smelting earnings	(6,490)	(9,302)
Increase in deferred mining costs	- [a]	(64,940)[a]
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	2,962	23,565
Provision for inventory obsolescence	6,000	6,000
Other	23,890	2,773
(Increases) decreases in working capital:
Accounts receivable	196,523	(252,934)
Inventories	(146,188)	(108,225)
Prepaid expenses and other	(27,025)	(45)
Accounts payable and accrued liabilities	71,034	216,331
Rio Tinto share of joint venture cash flows	(56,365)	66,133
Accrued income taxes	(151,887)	257,588
(Increase) decrease in working capital	(113,908)	178,848
Net cash provided by operating activities	1,866,424	1,552,545

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(233,730)	(129,190)
Atlantic Copper and other capital expenditures	(16,810)	(13,796)
Sales of assets	33,563	6,631
Investment in PT Smelting	(1,945)	-
Phelps Dodge acquisition costs	(4,576)	-
Proceeds from insurance settlement	-	2,016
Net cash used in investing activities	(223,498)	(134,339)

Cash flow from financing activities:
Proceeds from debt	102,862	66,058
Repayments of debt and redemption of preferred stock	(394,054)	(559,286)
Cash dividends paid:
Common stock	(915,775)	(452,510)
Preferred stock	(60,500)	(60,501)
Minority interests	(161,152)[b]	(124,636)[b]
Purchases of FCX common shares	(99,783)	(80,227)
Net proceeds from exercised stock options	15,280	5,081
Excess tax benefit from exercised stock options	20,819 [c]	-
Other	(6,758)	(36)
Net cash used in financing activities	(1,499,061)	(1,206,057)
Net increase in cash and cash equivalents	143,865	212,149
Cash and cash equivalents at beginning of year	763,599	551,450
Cash and cash equivalents at end of year	$907,464	$763,599

a.	See Note a on page IV. Stripping costs are no longer deferred and are included in net income.
b.	Represents minority ownership interests’ share of PT Freeport Indonesia and PT Puncakjaya Power dividends.
c.	Prior to adoption of SFAS 123R, these amounts would have been classified as operating cash flows.

V

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PT FREEPORT INDONESIA PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s mining operations expressed on a basis relating to its primary metal product, copper. PT Freeport Indonesia uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. This measure is presented by other copper and gold mining companies, although PT Freeport Indonesia’s measures may not be comparable to similarly titled measures reported by other companies.

PT Freeport Indonesia presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. PT Freeport Indonesia uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains copper, gold and silver, (3) it is not possible to specifically assign PT Freeport Indonesia’s costs to revenues from the copper, gold and silver it produces in concentrates, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by PT Freeport Indonesia’s management and Board of Directors to monitor its operations. In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, PT Freeport Indonesia shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, PT Freeport Indonesia has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs starting January 1, 2006, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. As discussed above, gold and silver revenues, excluding any impacts from redemption of the gold- and silver-denominated preferred stocks, are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with a reconciliation to amounts reported in FCX’s consolidated financial statements.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended December 31, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold		Silver		Total
Revenues, after adjustments shown below	$1,241,445	$1,241,445	$319,115		$15,647		$1,576,207

Site production and delivery, before net noncash
and nonrecurring costs shown below	334,166	263,194	67,655		3,317		334,166
Gold and silver credits	(334,762)	-	-		-		-
Treatment charges	145,098 [a]	114,281 [b]	29,376	[b]	1,441	[b]	145,098
Royalty on metals	46,144	36,344	9,342		458		46,144
Unit net cash costs	190,646	413,819	106,373		5,216		525,408
Depreciation and amortization	66,115	52,073	13,386		656		66,115
Noncash and nonrecurring costs, net	13,644	10,747	2,762		135		13,644
Total unit costs	270,405	476,639	122,521		6,007		605,167
Revenue adjustments, primarily for pricing on
prior period open sales	(84,496)	(84,496)	-		-		(84,496)
PT Smelting intercompany profit recognized	4,406	3,470	892		44		4,406
Gross profit	$890,950	$683,780	$197,486		$9,684		$890,950

Pounds of copper sold (000s)	432,500	432,500
Ounces of gold sold			507,500
Ounces of silver sold					1,167,800

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$2.88	$2.88	$627.71		$12.93

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.77	0.61	133.31		2.84
Gold and silver credits	(0.77)	-	-		-
Treatment charges	0.33 [a]	0.27 [b]	57.88	[b]	1.23	[b]
Royalty on metals	0.11	0.08	18.41		0.39
Unit net cash costs	0.44	0.96	209.60		4.46
Depreciation and amortization	0.15	0.12	26.38		0.56
Noncash and nonrecurring costs, net	0.04	0.02	5.44		0.12
Total unit costs	0.63	1.10	241.42		5.14
Revenue adjustments, primarily for pricing on
prior period open sales	(0.21)	(0.21)	1.09		0.46
PT Smelting intercompany profit recognized	0.02	0.01	1.76		0.04
Gross profit per pound/ounce	$2.06	$1.58	$389.14		$8.29

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,576,207	$334,166	$66,115
Net noncash and nonrecurring costs per above	N/A	13,644	N/A
Less: Treatment charges per above	(145,098)	N/A	N/A
Royalty per above	(46,144)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(84,496)	N/A	N/A
Mining and exploration segment	1,300,469	347,810	66,115
Smelting and refining segment	519,496	485,315	10,410
Eliminations and other	(177,838)	(183,175)	3,614
As reported in FCX’s consolidated financial
statements	$1,642,127	$649,950	$80,139

a.
Includes reductions of $4.4 million or $0.01 per pound for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the decrease in copper prices since September 30, 2006.

b.
Includes reductions of $3.5 million or $0.01 per pound for copper, $0.9 million or $1.77 per ounce for gold and less than $0.1 million or $0.04 per ounce for silver for adjustments to prior quarters’ concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the decrease in copper prices since September 30, 2006.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Three Months Ended December 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues, after adjustments shown below	$966,416	$966,416	$544,478	$11,257	$1,522,151

Site production and delivery, before net noncash
and nonrecurring credits shown below	290,511 [a]	184,446 [b]	103,917 [b]	2,148 [b]	290,511
Gold and silver credits	(555,735)	-	-	-	-
Treatment charges	124,872	79,281	44,668	923	124,872
Royalty on metals	46,859	29,751	16,761	347	46,859
Unit net cash (credits) costs	(93,493)	293,478	165,346	3,418	462,242
Depreciation and amortization	67,428	42,810	24,119	499	67,428
Noncash and nonrecurring credits, net	(706)	(448)	(253)	(5)	(706)
Total unit (credits) costs	(26,771)	335,840	189,212	3,912	528,964
Revenue adjustments, primarily for pricing on
prior period open sales	80,588	80,588	-	-	80,588
PT Smelting intercompany profit elimination	(20,445)	(12,981)	(7,313)	(151)	(20,445)
Gross profit	$1,053,330	$698,183	$347,953	$7,194	$1,053,330

Pounds of copper sold (000s)	468,400	468,400
Ounces of gold sold			1,103,500
Ounces of silver sold				1,341,100

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$2.02	$2.02	$494.01	$7.97

Site production and delivery, before net noncash
and nonrecurring credits shown below	0.62 [a]	0.39 [b]	94.17 [b]	1.60 [b]
Gold and silver credits	(1.19)	-	-	-
Treatment charges	0.27	0.17	40.48	0.69
Royalty on metals	0.10	0.07	15.19	0.26
Unit net cash (credits) costs	(0.20)	0.63	149.84	2.55
Depreciation and amortization	0.14	0.09	21.86	0.37
Noncash and nonrecurring credits, net	-	-	(0.23)	-
Total unit (credits) costs	(0.06)	0.72	171.47	2.92
Revenue adjustments, primarily for pricing on
prior period open sales	0.21	0.21	(0.59)	0.42
PT Smelting intercompany profit elimination	(0.04)	(0.02)	(6.63)	(0.11)
Gross profit per pound/ounce	$2.25	$1.49	$315.32	$5.36

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,522,151	$290,511	$67,428
Net noncash and nonrecurring credits per above	N/A	(706)	N/A
Less: Treatment charges per above	(124,872)	N/A	N/A
Royalty per above	(46,859)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	80,588	N/A	N/A
Mining and exploration segment	1,431,008	289,805	67,428
Smelting and refining segment	380,783	351,607	7,350
Eliminations and other	(321,917)	(193,740)	4,003
As reported in FCX’s consolidated financial
statements	$1,489,874	$447,672	$78,781

a.
Includes amortization of deferred mining costs totaling $3.7 million or $0.01 per pound. Following adoption of EITF 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.

b.
Includes amortization of deferred mining costs totaling $2.3 million or less than $0.01 per pound for copper, $1.3 million or $1.19 per ounce for gold and less than $50,000 or $0.02 per ounce for silver. See Note a above and Note a on page IV.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Year Ended December 31, 2006
	By-Product	Co-Product Method
(In Thousands)	Method	Copper		Gold		Silver		Total
Revenues, after adjustments shown below	$3,763,964	$3,763,964		$1,072,452		$46,762		$4,883,178

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,235,004	951,943		271,234		11,827		1,235,004
Gold and silver credits	(1,119,214)	-		-		-		-
Treatment charges	477,523 [a]	368,076	[b]	104,874	[b]	4,573	[b]	477,523
Royalty on metals	125,995	97,117		27,671		1,207		125,995
Unit net cash costs	719,308	1,417,136		403,779		17,607		1,838,522
Depreciation and amortization	183,752	141,636		40,356		1,760		183,752
Noncash and nonrecurring costs, net	44,269	34,123		9,722		424		44,269
Total unit costs	947,329	1,592,895		453,857		19,791		2,066,543
Revenue adjustments, primarily for pricing on
prior period open sales and gold/silver hedging	115,124 [c]	197,341		(68,962)		(13,255)		115,124
PT Smelting intercompany profit elimination	(2,962)	(2,283)		(651)		(28)		(2,962)
Gross profit	$2,928,797	$2,366,127		$548,982		$13,688		$2,928,797

Pounds of copper sold (000s)	1,201,400	1,201,400
Ounces of gold sold				1,736,000
Ounces of silver sold						3,806,200

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.13	$3.13		$566.51	[d]	$8.59	[e]

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.03	0.79		156.24		3.11
Gold and silver credits	(0.93)	-		-		-
Treatment charges	0.40 [a]	0.31	[b]	60.41	[b]	1.20	[b]
Royalty on metals	0.10	0.08		15.94		0.32
Unit net cash costs	0.60	1.18		232.59		4.63
Depreciation and amortization	0.15	0.12		23.25		0.46
Noncash and nonrecurring costs, net	0.04	0.03		5.60		0.11
Total unit costs	0.79	1.33		261.44		5.20
Revenue adjustments, primarily for pricing on
prior period open sales	0.10 [c]	0.17		11.53		0.22
PT Smelting intercompany profit elimination	-	-		(0.37)		(0.01)
Gross profit per pound/ounce	$2.44	$1.97		$316.23		$3.60

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery		Depreciation and Amortization
Totals presented above	$4,883,178	$1,235,004		$183,752
Net noncash and nonrecurring costs per above	N/A	44,269		N/A
Less: Treatment charges per above	(477,523)	N/A		N/A
Royalty per above	(125,995)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	115,124	N/A		N/A
Mining and exploration segment	4,394,784	1,279,273		183,752
Smelting and refining segment	2,241,823	2,118,484		33,297
Eliminations and other	(846,107)	(872,900)		10,522
As reported in FCX’s consolidated financial
statements	$5,790,500	$2,524,857		$227,571

a.
Includes $12.4 million or $0.01 per pound for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

b.
Includes $9.6 million or $0.01 per pound for copper, $2.7 million or $1.57 per ounce for gold and $0.1 million or $0.03 per ounce for silver for adjustments to 2005 concentrate sales subject to final pricing to reflect the impact on treatment charges resulting from the increase in copper prices since December 31, 2005.

c.
Includes a $69.0 million or $0.06 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II and a $13.3 million or $0.01 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.

d.	Amount was $606.36 before a loss resulting from redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
e.	Amount was $11.92 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Year Ended December 31, 2005
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver		Total
Revenues, after adjustments shown below	$2,707,049	$2,707,049	$1,269,893	$35,165		$4,012,107

Site production and delivery, before net noncash
and nonrecurring costs shown below	949,469 [a]	640,626 [b]	300,521 [b]	8,322	[b]	949,469
Gold and silver credits	(1,305,058)	-	-	-		-
Treatment charges	350,422	236,437	110,914	3,071		350,422
Royalty on metals	103,726	69,986	32,831	909		103,726
Unit net cash costs	98,559	947,049	444,266	12,302		1,403,617
Depreciation and amortization	209,713	141,498	66,377	1,838		209,713
Noncash and nonrecurring costs, net	4,570	3,083	1,447	40		4,570
Total unit costs	312,842	1,091,630	512,090	14,180		1,617,900
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	10,023 [c]	14,975	-	(4,952)		10,023
PT Smelting intercompany profit elimination	(23,565)	(15,899)	(7,459)	(207)		(23,565)
Gross profit	$2,380,665	$1,614,495	$750,344	$15,826		$2,380,665

Pounds of copper sold (000s)	1,456,500	1,456,500
Ounces of gold sold			2,790,200
Ounces of silver sold				4,734,600

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$1.85	$1.85	$456.27	$6.36	[d]

Site production and delivery, before net noncash
and nonrecurring costs shown below	0.65 [a]	0.44 [b]	107.71 [b]	1.76	[b]
Gold and silver credits	(0.89)	-	-	-
Treatment charges	0.24	0.16	39.75	0.65
Royalty on metals	0.07	0.05	11.77	0.19
Unit net cash costs	0.07	0.65	159.23	2.60
Depreciation and amortization	0.14	0.10	23.79	0.39
Noncash and nonrecurring costs, net	-	-	0.52	0.01
Total unit costs	0.21	0.75	183.54	3.00
Revenue adjustments, primarily for pricing on
prior period open sales	0.01 [c]	0.02	(1.14)	0.02
PT Smelting intercompany profit elimination	(0.01)	(0.01)	(2.67)	(0.04)
Gross profit per pound/ounce	$1.64	$1.11	$268.92	$3.34

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$4,012,107	$949,469	$209,713
Net noncash and nonrecurring costs per above	N/A	4,570	N/A
Less: Treatment charges per above	(350,422)	N/A	N/A
Royalty per above	(103,726)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	10,023	N/A	N/A
Mining and exploration segment	3,567,982	954,039	209,713
Smelting and refining segment	1,363,208	1,288,610	28,995
Eliminations and other	(752,072)	(605,017)	12,804
As reported in FCX’s consolidated financial
statements	$4,179,118	$1,637,632	$251,512

a.	Net of deferred mining costs totaling $64.9 million or $0.05 per pound. Following adoption of EITF Issue No. 04-6 on January 1, 2006, stripping costs are no longer deferred. See Note a on page IV.
b.
Net of deferred mining costs totaling $43.8 million or $0.03 per pound for copper, $20.6 million or $7.37 per ounce for gold and $0.6 million or $0.12 per ounce for silver. See Note a above and Note a on page IV.

c.	Includes a $5.0 million or less than $0.01 per pound loss on the redemption of FCX’s Silver-Denominated Preferred Stock.
d.	Amount was $7.38 before a loss resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

X

FREEPORT-McMoRan COPPER & GOLD INC.
CATHODE CASH UNIT COSTS

Cathode cash unit cost per pound of copper is a measure intended to provide investors with information about the costs incurred to produce cathodes at FCX’s smelting operations in Spain and Indonesia. FCX uses this measure for the same purpose and for monitoring operating performance at its smelting operations. This information differs from measures of performance determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with generally accepted accounting principles. Other smelting companies present this measure, although Atlantic Copper’s and PT Smelting’s measures may not be comparable to similarly titled measures reported by other companies.

ATLANTIC COPPER CATHODE CASH UNIT COST PER POUND OF COPPER
The reconciliation below presents reported production costs for FCX’s smelting and refining segment (Atlantic Copper) and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. The adjusted production costs amounts are used to calculate Atlantic Copper’s cathode cash unit cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Smelting and refining segment production costs reported
in FCX’s consolidated financial statements	$485,315	$351,607	$2,118,484	$1,288,610
Less:
Raw material purchase costs	(385,374)	(263,159)	(1,586,656)	(907,130)
Production costs of anodes sold	(447)	(3,219)	(11,223)	(13,226)
Other	1,016	1,301	10,282	(958)
Credits:
Gold and silver revenues	(65,660)	(57,136)	(399,739)	(245,772)
Acid and other by-product revenues	(6,736)	(6,038)	(27,257)	(28,446)
Production costs used in calculating cathode cash unit
cost per pound	$28,114	$23,356	$103,891	$93,078

Pounds of cathode produced	133,400	137,600	518,900	545,300

Cathode cash unit cost per pound	$0.21	$0.17	$0.20	$0.17

PT SMELTING CATHODE CASH UNIT COST PER POUND OF COPPER
The calculation below presents PT Smelting’s reported operating costs and subtracts or adds components of those costs that do not directly relate to the process of converting copper concentrates to cathodes. PT Smelting’s operating costs are then reconciled to PT Freeport Indonesia’s equity in PT Smelting earnings reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Operating costs - PT Smelting (100%)	$15,801	$27,776	$99,200	$85,546
Add: Gold and silver refining charges	697	1,046	3,965	4,233
Less: Acid and other by-product revenues	(1,717)	(3,407)	(12,722)	(14,524)
Other	3,826	(983)	6,052	(1,944)
Production costs used in calculating cathode cash unit
cost per pound	$18,607	$24,432	$96,495	$73,311

Pounds of cathode produced	82,300	145,400	479,700	579,700

Cathode cash unit cost per pound	$0.23	$0.17	$0.20	$0.13

Reconciliation to Amounts Reported
Operating costs per above	$(15,801)	$(27,776)	$(99,200)	$(85,546)
Other costs	(396,420)	(354,869)	(1,916,975)	(1,278,356)
Revenue and other income	410,129	394,202	2,043,096	1,402,071
PT Smelting net income (loss)	(2,092)	11,557	26,921	38,169

PT Freeport Indonesia’s 25% equity interest	(523)	2,889	6,730	9,542
Amortization of excess investment cost	(60)	(60)	(240)	(240)
Equity in PT Smelting earnings (losses) reported in
FCX’s consolidated financial statements	$(583)	$2,829	$6,490	$9,302

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate. PT Indocopper Investama (100 percent owned by FCX) pays a 30 percent corporate income tax on dividends it receives from its 9.36 percent ownership in PT Freeport Indonesia. In addition, the tax treaty between Indonesia and the United States (U.S.) provides for a withholding tax rate of 10 percent on dividends and interest that PT Freeport Indonesia and PT Indocopper Investama pay to their parent company, FCX. FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no net financial statement benefit. FCX receives no consolidated tax benefit from these losses because they cannot be used to offset PT Freeport Indonesia’s profits in Indonesia, but can be utilized to offset Atlantic Copper’s future profits.

Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses. FCX receives minimal, if any, tax benefit from these costs, including interest expense, primarily because the parent company normally generates no taxable income from U.S. sources. As a result, FCX’s provision for income taxes as a percentage of its consolidated income before income taxes and minority interests will vary as PT Freeport Indonesia’s income changes, absent changes in Atlantic Copper and parent company costs. Summaries of the approximate significant components of the calculation of FCX’s consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
Mining and exploration segment operating income[a]	$847,999	$1,044,436	$2,797,963	$2,312,771
Mining and exploration segment interest expense, net	(2,674)	(5,420)	(19,833)	(22,386)
Intercompany operating profit recognized (deferred)	7,703	(127,862)	32,426	(144,986)
Income before taxes	853,028	911,154	2,810,556	2,145,399
Indonesian corporate income tax rate	35%	35%	35%	35%
Corporate income taxes	298,560	318,904	983,695	750,890

Approximate PT Freeport Indonesia net income	554,468	592,250	1,826,861	1,394,509
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	50,257	53,682	165,587	126,398

PT Indocopper Investama corporate income tax	14,058	5,623	47,797	36,544
Other, net	2,490	(2,565)	4,096	1,236
FCX consolidated provision for income taxes	$365,365	$375,644	$1,201,175	$915,068

FCX consolidated effective tax rate	42%	41%	43%	45%

a.
Excludes charges for the in-the-money value of FCX stock option exercises, which are eliminated in consolidation, totaling $0.8 million for the 2006 quarter, $30.3 million for the 2005 quarter, $88.3 million for the year ended December 31, 2006, and $64.5 million for the year ended December 31, 2005.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

BUSINESS SEGMENTS
FCX has two operating segments: “mining and exploration” and “smelting and refining.” The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power-generating operations (after eliminations with PT Freeport Indonesia) and FCX’s Indonesian exploration activities. The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia. The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended December 31, 2006:
Revenues	$1,300,469	[a]	$519,496		$(177,838)	$1,642,127
Production and delivery	347,810		485,315		(183,175)[b]	649,950
Depreciation and amortization	66,115		10,410		3,614	80,139
Exploration expenses	3,158		-		402	3,560
General and administrative expenses	36,138	[c]	4,649		5,455 [c]	46,242
Operating income	$847,248		$19,122		$(4,134)	$862,236
Equity in PT Smelting losses	$-		$(583)		$-	$(583)
Interest expense, net	$2,674		$7,344		$3,318	$13,336
Provision for income taxes	$297,462		$-		$67,903	$365,365
Capital expenditures	$70,055		$3,868		$(1,395)	$72,528
Total assets	$4,118,018	[d]	$915,124	[e]	$356,660	$5,389,802

Three months ended December 31, 2005:
Revenues	$1,431,008	[a]	$380,783		$(321,917)	$1,489,874
Production and delivery	289,805		351,607		(193,740)[b]	447,672
Depreciation and amortization	67,428		7,350		4,003	78,781
Exploration expenses	2,355		-		27	2,382
General and administrative expenses	57,333	[c]	2,651		(28,638)[c]	31,346
Operating income	$1,014,087		$19,175		$(103,569)	$929,693
Equity in PT Smelting earnings	$-		$2,829		$-	$2,829
Interest expense, net	$5,420		$4,630		$15,419	$25,469
Provision for income taxes	$351,077		$-		$24,567	$375,644
Capital expenditures	$43,596		$2,924		$859	$47,379
Total assets	$4,623,829	[d]	$933,059	[e]	$(6,682)	$5,550,206

Year ended December 31, 2006:
Revenues	$4,394,784	[a]	$2,241,823		$(846,107)	$5,790,500
Production and delivery	1,279,273		2,118,484		(872,900)[b]	2,524,857
Depreciation and amortization	183,752		33,297		10,522	227,571
Exploration expenses	11,637		-		618	12,255
General and administrative expenses	210,423	[c]	15,551		(68,904)[c]	157,070
Operating income	$2,709,699		$74,491		$84,557	$2,868,747
Equity in PT Smelting earnings	$-		$6,490		$-	$6,490
Interest expense, net	$19,833		$24,467		$31,287	$75,587
Provision for income taxes	$950,911		$-		$250,264	$1,201,175
Capital expenditures	$237,745		$16,810		$(4,015)	$250,540

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

	Mining and Exploration		Smelting and Refining	Eliminations and Other	FCX Total
	(In Thousands)
Year ended December 31, 2005:
Revenues	$3,567,982	[a]	$1,363,208	$(752,072)	$4,179,118
Production and delivery	954,039		1,288,610	(605,017)[b]	1,637,632
Depreciation and amortization	209,713		28,995	12,804	251,512
Exploration expenses	8,618		-	185	8,803
General and administrative expenses	147,334	[c]	10,824	(54,273)[c]	103,885
Operating income	$2,248,278		$34,779	$(105,771)	$2,177,286
Equity in PT Smelting earnings	$-		$9,302	$-	$9,302
Interest expense, net	$22,386		$16,962	$92,291	$131,639
Provision for income taxes	$781,013		$-	$134,055	$915,068
Capital expenditures	$129,551		$10,231	$3,204	$142,986

a.
Includes PT Freeport Indonesia’s sales to PT Smelting totaling $136.7 million for the 2006 quarter, $365.4 million for the 2005 quarter, $1,202.2 million for the year ended December 31, 2006, and $1,008.5 million for the year ended December 31, 2005.

b.
Includes deferrals (recognition) of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale to third parties has not occurred, totaling $(4.4) million for the 2006 quarter, $20.4 million for the 2005 quarter, $3.0 million for the year ended December 31, 2006, and $23.6 million for the year ended December 31, 2005.

c.
Includes charges to the mining and exploration segment for the in-the-money value of FCX stock option exercises which are eliminated in consolidation totaling $0.8 million for the 2006 quarter, $30.3 million for the 2005 quarter, $88.3 million for the year ended December 31, 2006, and $64.5 million for the year ended December 31, 2005.

d.	Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $142.9 million at December 31, 2006, and $162.0 million at December 31, 2005.
e.	Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $34.4 million at December 31, 2006, and $33.5 million at December 31, 2005.

XIV